Personal and Confidential

Date:         November 6, 2023
To:         Keith D. Tucker
From:         Michael J. Caliel, Executive Chairman

Subject:    October 2023 Compensation Adjustment

Dear Keith,

Thank you for your continued contributions to TEAM, Inc. (the “Company”). On behalf of the Board of Directors of the Company, I am pleased to confirm an increase in your annual base salary and a grant of a multi-year long-term incentive award (the “LTI Award”). Below is an overview of your compensation, effective as of October 1, 2023:

•Base Salary: Annualized base salary of $750,000.00, less applicable taxes and withholdings, payable in accordance with the Company’s regular payroll practices.
•Annual Bonus: You will be eligible to receive an annual bonus equal to 100% of your Base Salary (pro-rated based on the different base salary amounts in effect during the 2023 calendar year).
•Long-Term Incentive Compensation: Your LTI Award will be granted in November 2023 and is a multi-year award covering the three-year period from 2023 through 2025. Your LTI Award consists of a time-based restricted stock unit award (the “RSU Award”) and a performance-based stock unit award (the “PSU Award”), and is designed to incentivize the delivery of long-term shareholder value and align your compensation with shareholder interests. The grant date value of your RSU Award is $675,000 and the grant date value of your PSU Award is $1,575,000, in each case, calculated by multiplying the number of shares subject to the award by the 30-day average stock price through the date immediately prior to the date of grant. Additional details regarding your LTI Award are provided in the enclosed LTI Award Agreements. At this time, no additional long-term incentive awards are contemplated.
•Benefits: You will continue to be eligible to participate in the same Company benefit plans and programs that you are currently eligible to participate in.

Congratulations and thank you for your continued contributions to TEAM.
Regards,
/S/ Michael J. Caliel

Michael J. Caliel
Executive Chairman of the Board of Directors of Team, Inc.

13131 Dairy Ashford Rd., Ste. 600, Sugar Land, Texas 77478 123.456.789 email@TeamInc.com